Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MP Materials Corp.:

We consent to the use of our report dated August 14, 2020, with respect to the balance sheets of MP Mine Operations LLC as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

January 22, 2021